Exhibit 99.1

Hour Loop Reports Third Quarter of 2025 Results

Profitability Continues Despite Challenges for the Overall Economy

Redmond, WA, Nov. 12, 2025 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended September 30, 2025.

Financial Highlights for Third Quarter of 2025:

●	Net revenues increased 7.6% to $33.4 million, compared to $31.1 million in the year-ago period;

●	Net income increased to $0.53 million, compared to $0.47 million in the year-ago period; and

●	Cash used in operating activities for the nine months ended September 30, 2025, was $0.4 million, compared to cash used by operating activities of $1.2 million in the year-ago period.

Management Commentary

“The U.S. reciprocal tariffs are too important to overlook, as they have a substantial impact on retail industries. We were forced to reshape our product portfolio, front-load our inventory and enhance logistical flexibility. Retailers have had to adapt quickly to rising costs and increased operational complexity,”said Sam Lai, CEO and interim CFO of Hour Loop.

“Although we faced numerous challenges, our sales and net income in the third quarter represent our strongest results to date, accompanied by only a modest decline in gross margin due to tariff impact.”

“The results demonstrate the durability of our operating model. Over time, the Company has made deliberate and strategic investments to drive operational excellence, optimize its structural cost base, and sustain long-term profitability. In the third quarter of 2025, these efforts drove lower operating expenses and higher net income despite elevated product costs. We believe these results are not temporary adjustments but reflect enduring structural improvements that position us to navigate market volatility and outperform across business cycles.”

“Looking ahead, we believe we are well positioned to capitalize on future opportunities. Our strengthened operating model provides the agility to safeguard margins while pursuing disciplined, strategic growth as market conditions evolve. ”

“We extend our sincere appreciation to our shareholders for their continued confidence and support. To our global team, whose focus and execution have driven this performance — thank you. We are proud of what we have accomplished together and remain steadfast in our commitment to delivering sustainable, long-term value, even in a challenging and dynamic environment.”

Third Quarter of 2025 Financial Results

Net revenues in the third quarter of 2025 were $33.4 million, compared to $31.1 million in the year-ago period. The increase was mainly supported by our 3–6-month inventory purchase cycle starting from the previous quarter, which allowed us to build stock ahead and maintain higher availability.

Gross profit percentage for the third quarter of 2025 decreased 3.4% to 51.4% of net revenues, compared to 54.8% of net revenues in the comparable period a year ago. The decrease was primarily driven by strategic price adjustments and tariff surcharge.

Operating expenses as a percentage of net revenues decreased 3.3% to 49.2%, compared to 52.5% of net revenues in the year-ago period. The decrease was mainly caused by the improvement of our operational efficiency.

Net income in the third quarter of 2025 was $0.53 million, or $0.01 per diluted share, compared to $0.47 million, or $0.01 per diluted share, in the comparable year-ago period. The increase was driven by increased costs and decreased expenses because of the reasons mentioned above.

As of September 30, 2025, the Company had $0.8 million in cash and cash equivalents, compared to $2.1 million as of December 31, 2024. This decrease was driven by the loan repayment and growth of inventories.

Inventories as of September 30, 2025, were $28.9 million, compared to $14.6 million as of December 31, 2024. The increase was due to growth in inventory in view of the upcoming holiday season.

Full Year 2025 Financial Outlook

For the full year 2025, Hour Loop is not able to provide forward-looking guidance at this time due to ongoing economic uncertainty, primarily influenced by current tariff conditions.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round, including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

Item 1. Financial Statements.

HOUR  LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share and per share data)

As of September 30, 2025 and December 31, 2024

(Unaudited)

	September 30, 2025	December 31, 2024

ASSETS
Current assets
Cash	$796,307	$2,119,581
Accounts receivable, net	546,474	1,650,547
Inventory, net	28,876,262	14,640,632
Prepaid expenses and other current assets	825,343	327,894
Total current assets	31,044,386	18,738,654

Property and equipment, net	81,986	56,797
Deferred tax assets	383,736	1,060,104
Operating lease right-of-use lease assets	110,163	111,409
Total non-current assets	575,885	1,228,310
TOTAL ASSETS	$31,620,271	$19,966,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,413,200	$4,176,305
Credit cards payable	3,860,310	3,389,880
Short-term loan	658,003	610,967
Operating lease liabilities-current	66,475	114,540
Accrued expenses and other current liabilities	1,225,035	2,322,535
Due to related parties	2,660,418	4,192,995
Total current liabilities	23,883,441	14,807,222

Non-current liabilities
Operating lease liabilities-non-current	48,426	-
Deferred tax liabilities	18,731	-
Total non-current liabilities	67,157	-
Total liabilities	23,950,598	14,807,222
Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock: $0.0001 par value per share, 10,000,000 shares authorized; none issued and outstanding as of September 30, 2025 and December 31, 2024	-	-
Common stock: $0.0001 par value per share, 300,000,000 shares authorized; 35,171,565 and 35,143,460 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	3,517	3,514
Additional paid-in capital	5,847,683	5,802,686
Retained earnings (accumulated deficit)	1,766,934	(595,175)
Accumulated other comprehensive income (loss)	51,539	(51,283)
Total stockholders’ equity	7,669,673	5,159,742

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,620,271	$19,966,964

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In U.S. Dollars, except for share and per share data)

For the Three Months and Nine Months Ended September 30, 2025 and 2024

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues, net	$33,424,703	$31,075,498	$86,364,899	$83,827,327
Cost of revenues	(16,249,395)	(14,036,187)	(39,546,941)	(36,710,400)
Gross profit	17,175,308	17,039,311	46,817,958	47,116,927

Operating expenses
Selling and marketing	14,665,407	14,585,652	37,627,975	38,603,540
General and administrative	1,767,895	1,731,816	5,906,261	5,316,176
Total operating expenses	16,433,302	16,317,468	43,534,236	43,919,716

Income from operations	742,006	721,843	3,283,722	3,197,211

Other (expenses) income
Other expense	(8,186)	(516)	(10,185)	(6,449)
Interest expense	(42,496)	(62,862)	(133,333)	(186,958)
Other income	22,607	28,933	92,344	116,444
Total other expenses, net	(28,075)	(34,445)	(51,174)	(76,963)

Income before income taxes	713,931	687,398	3,232,548	3,120,248
Income tax expense	(183,340)	(217,751)	(870,439)	(935,637)

Net income	530,591	469,647	2,362,109	2,184,611

Other comprehensive (loss) income
Foreign currency translation adjustments	(38,581)	15,966	102,822	(8,625)

Total comprehensive income	$492,010	$485,613	$2,464,931	$2,175,986

Basic and diluted income per common share	$0.01	$0.01	$0.07	$0.06
Weighted-average number of common shares outstanding	35,171,320	35,130,677	35,161,068	35,111,844

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Nine Months Ended September 30, 2025 and 2024

(Unaudited)

	Nine Months Ended September 30,
	2025	2024

Cash flows from operating activities
Net income	$2,362,109	$2,184,611

Reconciliation of net income to net cash used in operating activities:
Depreciation expenses	31,109	98,624
Amortization of operating lease right-of-use lease assets	141,320	157,520
Deferred tax assets	676,368	736,868
Deferred tax liabilities	18,731	-
Stock-based compensation	45,000	60,042
Inventory allowance	499,752	578,622
Unrealized foreign exchange gain	156,087	-
Gain on disposal of property and equipment	(3,016)	-
Changes in operating assets and liabilities:
Accounts receivable	1,104,073	199,426
Inventory	(14,735,382)	(15,383,373)
Prepaid expenses and other current assets	(497,449)	(254,418)
Accounts payable	11,236,895	11,640,380
Credit cards payable	470,430	(174,768)
Accrued expenses and other current liabilities	(1,791,077)	(922,149)
Operating lease liabilities	(139,950)	(153,270)
Income taxes payable	-	-
Net cash used in operating activities	(425,000)	(1,231,885)

Cash flows from investing activities:
Proceeds from disposal of property and equipment	3,016	-
Purchases of property and equipment	(51,979)	(35,031)
Net cash used in investing activities	(48,963)	(35,031)

Cash flows from financing activities:
Payments to related parties	(839,000)	-
Net cash used in financing activities	(839,000)	-

Effect of changes in foreign currency exchange rates	(10,311)	(22,998)

Net change in cash	(1,323,274)	(1,289,914)

Cash at beginning of the period	2,119,581	2,484,153

Cash at end of the period	$796,307	$1,194,239

Supplemental disclosures of cash flow information:
Cash paid for interest	$16,370	$15,266
Cash paid for income tax	$163,015	$210,811
Non-cash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$131,472	$248,917

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.